Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares U.S. Fixed Income Balanced Risk ETF (ISHINC) iShares Core 1-5 Year USD Bond ETF (ISHISTB) iShares Core Total USD Bond Market ETF (ISHIUSB)
AXA/Franklin Balanced Managed Volatility Portfolio (AXA-FI)
EQ/Global Bond PLUS Portfolio (AXA-GB)
BlackRock Low Duration Bond Portfolio (BR-LO)
GuideStone Funds Low Duration Bond Fund (GUIDE)
Advanced Series Trust - AST BlackRock Low Duration Bond
Portfolio (SMF_PRULO)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
10-16-2015

Security Type:
BND/CORP


Issuer
The Goldman Sachs Group, Inc. (2020)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC,
[ ] Other:

List of
Underwriter(s)
Goldman, Sachs & Co., ABN AMRO Securities
(USA) LLC, BBVA Securities Inc., BNY
Mellon Capital Markets, LLC, Capital One
Securities, Inc., Commerz Markets LLC, DBS
Bank Ltd., Fifth Third Securities, Inc.,
ING Financial Markets LLC, KeyBanc Capital
Markets Inc., Lloyds Securities Inc.,
Mizuho Securities USA Inc., Natixis
Securities Americas LLC, PNC Capital
Markets LLC, RBC Capital Markets, LLC, RBS
Securities Inc., Santander Investment
Securities Inc., Scotia Capital (USA)
Inc., SMBC Nikko Securities America, Inc.,
Standard Chartered Bank, SunTrust Robinson
Humphrey, Inc., TD Securities (USA) LLC,
U.S. Bancorp Investments, Inc., Drexel
Hamilton, LLC, Loop Capital Markets, LLC,
Mischler Financial Group, Inc., Siebert
Brandford Shank & Co., L.L.C.

Transaction Details

Date of Purchase
10-16-2015


Purchase
Price/Share
(per share / %
of par)
$100.341

Total
Commission,
Spread or
Profit
0.350%


1.	Aggregate Principal Amount Purchased
(a+b)
$50,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$6,645,000

b. Other BlackRock Clients
$43,355,000

2.	Aggregate Principal Amount of
Offering
$750,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06666



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
10-22-2015

Global Syndicate Team
Member




Approved by:
Steven DeLaura
Date:
10-22-2015

Global Syndicate Team
Member